UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2017

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and President

On July 26, 2017 (the “Effective Date”), Brainstorm Cell Therapeutics Inc. (the “Company”) amended the terms of the employment agreement between the Company and Chaim Lebovits, the Company’s President and Chief Executive Officer (the “Amendment”). Pursuant to the Amendment, Mr. Lebovits will be paid an annual salary of $500,000 (the “Base Salary”). Mr. Lebovits was granted on the Effective Date, and will also be eligible to receive in the future, an annual cash bonus equal to 50% of his base salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Board of Directors of the Company and Mr. Lebovits. Performance shall be evaluated through a performance management framework and a bonus range based on the target bonus. Mr. Lebovits will also receive other benefits that are generally made available to the Company’s employees.

Pursuant to the Amendment, Mr. Lebovits received on July 26, 2017, and is entitled to receive on each anniversary thereafter, a grant of restricted stock under the Company’s 2014 Global Share Option Plan (or any successor or other equity plan then maintained by the Company) comprised of a number of shares of common stock of the Company, $0.00005 par value (“Common Stock”) with a fair market value (determined based on the price of the Common Stock at the end of normal trading hours on the business day immediately preceding the Effective Date according to Nasdaq) equal to 30% of Mr. Lebovits’ Base Salary (each, an “Equity Grant”). Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided Mr. Lebovits remains continuously employed by the Company from the date of grant through each applicable vesting date. Each Equity Grant shall be subject to accelerated vesting upon a Change of Control (as defined in the Amendment) of the Company. In the event of Mr. Lebovits’ termination of employment, any portion of an Equity Grant that is not yet vested (after taking into account any accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to the Executive.

Pursuant to the Amendment, on July 26, 2017, Mr. Lebovits also received an option (the “Option”) under the Company’s 2014 Global Share Option Plan to purchase up to an aggregate number of shares of Common Stock with a fair market value (as determined based on the closing price of the Common Stock at the end of normal trading hours on the business day immediately preceding the date of grant according to Nasdaq) of $200,000 on the Effective Date. The Option is fully vested and exercisable as of the date of grant and shall remain exercisable until the 2nd anniversary of the date of grant, regardless of whether Mr. Lebovits remains employed by the Company. The exercise price per share shall be equal to the fair market value on the date of grant (as determined based on the price of the Common Stock immediately preceding normal trading hours on the date of grant according to Nasdaq).

The Amendment contains termination provisions, pursuant to which if the Company terminates the Employment Agreement or Mr. Lebovits’ employment without Cause (as defined in the Amendment) or if Mr. Lebovits terminates the Employment Agreement or his employment thereunder with Good Reason (as defined in the Amendment), the Company shall: (i) within 90 days pay Mr. Lebovits, as severance pay, a lump sum equal to six (6) months of Base Salary (which shall increase to nine (9) months after the second anniversary of the Effective Date and twelve (12) months after the third anniversary of the Effective Date) (provided Mr. Lebovits is actively employed by the Company on such dates) (the “Payment Period”); (ii) pay Mr. Lebovits within 30 days of his termination of employment any bonus compensation that Mr. Lebovits would be entitled to receive during the Payment Period in the absence of his termination without Cause or for Good Reason; (iii) immediately vest such number of equity or equity based awards that would have vested during the six (6) months following the date of termination of employment; and (iv) shall continue to provide to Mr. Lebovits health insurance benefits during the Payment Period, unless otherwise provided by a subsequent employer. The foregoing severance payments are conditional upon Mr. Lebovits executing a waiver and release in favor of the Company in a form reasonably acceptable to the Company.

Executive Vice President, Chief Business Officer

On July 26, 2017, the Company approved an increase in the monthly gross base salary paid to Uri Yablonka, the Company’s Executive Vice President, Chief Business Officer, to 41,000 NIS (approximately $11,600 per month).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: July 26, 2017	By:	/s/ Chaim Lebovits
Chaim Lebovits Chief Executive Officer and President